Exhibit 10.6

AMCOL INTERNATIONAL CORPORATION
EXECUTIVE SEVERANCE PLAN

1.   Introduction.

(a)
This Severance Plan (the “Plan”) is intended to provide certain executives of AMCOL International Corporation (“AMCOL” or the “Company”) with severance pay if their employment is involuntarily terminated in certain circumstances described herein.

(b)	This Plan is effective as of June 11, 2011 (the “Effective Date”).
(c)
This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).

2.   Additional Definitions.

(a)	“Board” means the Board of Directors of AMCOL International Corporation.
(b)
“Cause” means any of the following: (i) Participant’s commission of a felony or misdemeanor that involves fraud, dishonesty or moral turpitude; (ii) Participant’s willful or intentional material breach of the Company’s Confidentiality Agreement and Covenant Not to Compete or any material breach of the Company’s Confidentiality Agreement and Covenant Not to Compete that is not corrected within 30 days of notice from the Company; (iii) willful or intentional material misconduct by Participant in the performance of his/her duties; (iv) Participant performs his/her duties in a manner that is grossly negligent; and/or (v) Participant fails to cooperate in any governmental investigations or proceedings.

(c)	“Change of Control Agreement” means any written agreement between a Participant and the Company entitled “Change of Control Agreement.”
(d)	“Company” means AMCOL International Corporation.
(e)	“Compensation Committee” means the Compensation Committee of the Board.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.
(g)
“Disability” means that Participant has been unable to perform Participant’s Company duties for more than 12 weeks in any 12-month period as a result of Participant’s incapacity due to physical or mental illness.

(h)
“Operating Business Segment” means each business segment (other than the transportation segment) classified as a segment in the Company’s most recent filing with the Securities and Exchange Commission.  As of the Effective Date, the Company has three such Operating Business Segments: Minerals and Materials; Environmental; and Oilfield Services.

(i)
“Participant” means the Chief Executive Officer, Chief Financial Officer, and the chief executive officer of any Operating Business Segment and any other officer of the Company designated as a Participant by the Compensation Committee.

3.   Severance Payments.  If a Participant (a) incurs an involuntary “separation from service” from the Company within the meaning of Section 409A of the Code that is initiated by the Company without Cause and (b) if the Participant is not entitled to any severance benefits pursuant to any Change of Control Agreement as a result of the separation, the Company will, subject to the conditions precedent and other provisions listed in Paragraphs 4 and 5 below, pay severance to such Participant according to the following schedule:

Chief Executive Officer
Severance pay equal to two years of Participant’s base salary at time of termination and payment of Participant’s COBRA premium for a period of 18 months (provided Participant is eligible for and elects COBRA coverage)

Chief Financial Officer and Chief Executive Officers of Operating Business Segments
Severance pay equal to 18 months of Participant’s base salary at time of termination and payment of Participant’s COBRA premium for a period of 18 months (provided Participant is eligible for and elects COBRA coverage)

Other Officers
Severance pay equal to 12 months of Participant’s base salary at time of termination and payment of Participant’s COBRA premium for a period of 12 months (provided Participant is eligible for and elects COBRA coverage)

No Participant will receive any severance payments under this Plan if he/she is terminated by the Company for Cause, if he/she voluntarily resigns his/her employment, or if his/her employment ends due to Participant’s death or Disability.  No Participant will receive any severance payments under this Plan if he/she is entitled to any severance benefits pursuant to any Change of Control Agreement as a result of his/her separation from the Company.  A Participant shall not be entitled to receive any severance payments if his/her employment terminates because of the sale of a business unit and he/she is offered comparable employment by the purchaser of the business unit.

4.   Conditions Precedent To Payment Of Severance.  As a condition precedent to receipt of any severance payments, a Participant must sign a release of all claims against the Company (other than claims for unemployment compensation, claims for workers’ compensation benefits, claims for continuing health insurance coverage under COBRA, and claims pertaining to vested benefits under any retirement plan governed by ERISA) through the date of his/her termination as part of a separation agreement containing other commitments required by the Company (the “Separation Agreement”).  The Separation Agreement will require, among other things, that the Participant: (a) agree not to retain, use, misuse, or disclose any trade secrets or confidential information of the Company and continue to adhere to all of the terms of the Confidentiality Agreement and Covenant Not To Compete signed by Participant; (b) agree to cooperate with the Company with regard to the transition of business matters and with regard to other litigation or other proceedings brought by or against the Company; (c) return to the Company all property of the Company and confirm such return; (d) agree not to make statements about the Company that could reasonably be expected to adversely affect the Company’s reputation or business; and (e) agree not to engage in any conduct that could harm or adversely affect Company’s business, reputation, operations, or employees.  The Separation Agreement will be delivered to the Participant within 15 days of his/her termination, and the Participant must execute the Agreement within the timeframe specified by the Separation Agreement, but in any event no more than 45 days thereafter.  Subject to the provisions of Paragraph 9(c) below, and assuming Company’s receipt of a fully-executed Separation Agreement from Participant, severance payments to the Participant will commence on the 68th day following Participant’s separation from service.

5.   Other Provisions Applicable To Severance Payments.

(a)
Subject to the provisions of Paragraphs 9(c) below, severance payments will be made in increments over time based on the amount of severance paid—e.g., a Participant entitled to 12 months of severance will receive his/her severance pay over 12 months.  All severance payments (including reimbursement for COBRA premiums) will be paid less applicable withholding taxes and will be paid in accordance with the Company’s standard payroll practices.

(b)	No severance payments will be made (or begin to be made) until any applicable revocation period in the Separation Agreement has passed.
(c)
The severance payments are conditioned on Participant’s continued adherence to all of the terms of the Separation Agreement as well as Participant’s continued adherence to the terms of the Confidentiality Agreement and Covenant Not to Compete signed by Participant.  If Participant fails to adhere to the terms of the Separation Agreement or the Confidentiality Agreement and Covenant Not to Compete, the Company will no longer be obligated to make any remaining installment payments of severance to Participant, and in addition, the Company will have all other available remedies, including injunctive relief and damages.

(d)
The Company, in its sole discretion, shall have the authority to reduce a  Participant’s cash benefits under Paragraph 3, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to a Participant pursuant to the Worker Adjustment and Retraining Notification (WARN) Act or any similar state law.

(e)
In the event of a Participant’s death during the period in which he/she is receiving severance payments under this Severance Plan, the Company will pay to Participant’s estate any balance due to the Participant in a lump sum.

(f)
Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner that avoids duplication of severance related compensation and benefits that may be provided under any other plan, program, policy, or other arrangement or individual contract.  In the event that a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of the date of his/her termination that may duplicate the payments and benefits provided for in Paragraph 3, the Company may reduce or eliminate the duplicative benefits provided for under this Plan, but solely to the extent that such reduction or elimination does not cause the Participant to be subject to penalty taxes under Section 409A of the Code.

6.   Plan Amendment/Termination.  The Plan may be terminated or amended in any respect by the Company at any time by resolution adopted by the Compensation Committee.  A proper termination of the Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder, except for those in pay status—i.e., those previously terminated and receiving payments.

7.   Plan Interpretation and Administration.  This Plan shall be administered by the Compensation Committee.  The Compensation Committee shall have the authority (a) to exercise all of the powers granted to it by the Plan, (b) to construe, interpret, and implement the Plan, (c) to prescribe, amend, and rescind rules and regulations relating to the Plan, (d) to make all determinations necessary or advisable in administration of the Plan, including computing the amount of severance that will be payable to any person in accordance with the provisions of the Plan and to determine the person or persons to whom such benefits will be paid, (e) to correct any defect, supply any omission, and reconcile any inconsistency in the Plan, and (f) to delegate its responsibilities and authority hereunder to such other agents as may be required to assist in administering the Plan.

8.   Benefit Claims and Appeals.

(a)
If a Participant or any other person with a colorable claim to benefits under the Plan believes that a benefit was not correctly determined or was improperly denied under the terms of the Plan, the Participant may notify the Compensation Committee (or its designee) in writing of a claim for coverage or benefits.  Such claim shall identify the benefits being requested and shall include a statement of the reasons why the benefits should be granted.  The Compensation Committee (or its designee) shall grant or deny the claim.  If the claim is denied in whole or in part, the Compensation Committee (or its designee) shall give written notice to the claimant setting forth: (1) the reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary to request a review of the claim and an explanation of why such material or information is necessary; and (4) an explanation of the Plan’s claim review procedures.  The notice shall be furnished to the claimant within 90 days after receipt of the claim; provided that such period of time may be extended for an additional 90 days beginning at the end of the initial 90 day period if the Compensation Committee (or its designee) determines that special circumstances require such an extension.  Written notice of any such extension shall be given to the claimant before the expiration of the initial 90 day period and shall indicate the special circumstances requiring the extension and the date by which the final decision is expected to be rendered.  If notice of a claim decision is not provided to the claimant within the period described above (including any extension, if applicable), then the claim shall be deemed denied at the expiration of such period, and the claimant may appeal the denial as described below.

(b)
A claimant whose claim for benefits has been denied, in whole or in part, may request a review of such denial by filing a written notice of appeal with the Compensation Committee (or its designee).  Such appeal must be made within 60 days after the date the initial claim was denied or deemed denied.  No action at law or equity may be brought to recover Plan benefits unless and until the claimant requests an administrative appeal during such 60 day period and such appeal is finally denied by the Compensation Committee (or its designee).  In connection with an appeal, the claimant (or the claimant’s authorized representative) may review pertinent documents and submit evidence and arguments in writing to the Compensation Committee (or its designee).  All information submitted by or on behalf of the claimant will be taken into account in deciding the questions presented by the appeal, even if such information was not submitted or considered in the initial claim determination.  The Compensation Committee (or its designee) may decide the questions presented by the appeal, either with or without holding a meeting, and shall issue a written notice of decision to the claimant setting forth: (1) the specific reasons for the decision; (2) specific reference to the pertinent Plan provisions on which the decision is based; and (3) such other information as the Compensation Committee (or its designee) deems appropriate.  The notice shall be issued within 60 days after receipt of the request for review; except that, if special circumstances (including, but not limited to, the need to hold a hearing) should require, such period of time may be extended for an additional 60 days beginning at the end of the initial 60 day period.  Written notice of any such extension shall be provided to the claimant prior to the expiration of the initial 60 day period.  If notice of an appeal decision is not provided to the claimant within the period described above (including any extension, if applicable), then the claim shall be deemed denied at the expiration of such period.  Any decision of the Compensation Committee (or its designee) shall be final and conclusive except to the extent that the claimant subsequently proves that the decision of the Compensation Committee (or its designee) was an abuse of its fiduciary discretion.

9.   Miscellaneous.

(a)
If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(b)
Except to the extent specifically provided in any separate written agreement between an Participant and the Company, a Participant shall be solely responsible for the satisfaction of any taxes imposed on severance payments provided for herein.  The Company shall be permitted to withhold taxes from any payments to Participant as required by law.

(c)	Application of Code Section 409A.
(i)
This Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Plan and such payment to comply with Section 409A of the Code.  All payments provided under this Plan are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(ii)
If a Participant is a “specified employee” of the Company or its subsidiaries within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of termination, then any cash severance payments pursuant to Paragraph 3 shall be delayed until the date that is six months after the date of that Participant’s termination (such date, the “Delayed Payment Date”), and the Company shall (A) pay to the Participant a lump sum amount equal to the sum of the severance payments that otherwise would have been paid to him or her on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the severance payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein.  Notwithstanding the foregoing: (1) severance payments scheduled to be paid from the date of a termination through March 15th of the calendar year following such termination shall be paid to the maximum extent permitted pursuant to the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4); (2) severance payments scheduled to be paid that are not paid pursuant to the preceding clause (1) shall be paid as scheduled to the maximum extent permitted pursuant to an “involuntary separation from service” as permitted by Treasury Regulation Section 1.409A-1(b)(9)(iii), but in no event later than the last day of the second taxable year following the taxable year of the termination; and (3) any severance payments that are not paid pursuant to either the preceding clause (1) or the preceding clause (2) shall be subject to delay, if necessary, as provided in the previous sentence.  Except to the extent that payments may be delayed until the Delayed Payment Date, on the first regularly scheduled payroll period following the release described in Paragraph 4, the Company will pay the Participant the severance payments the Participant would otherwise have received under the Plan on or prior to such date but for the delay in payment related to the effectiveness of the release described in Paragraph 4, with the balance of the severance payments being paid as otherwise provided herein.

(iii)
Although the Company intends and expects that the Plan and its payments and benefits will not give rise to the taxes imposed under section 409A of the Code, neither the Company nor its employees, directors, or their agents shall have any obligation to mitigate or to hold any Participant harmless from any or all of such taxes.

(d)	Application of Code Sections 162(m) and 280G.
(i)
If any payment under this Plan would not be deductible by the Company for federal income tax purposes by reason of Section 162(m) of the Code, or any similar or successor statute (excluding Section 280G of the Code), such payment shall be deferred and the amount thereof shall be paid to Participant at the earliest time that such payment shall be deductible by the Company.

(ii)
In the event that payment of any amount under this Plan would cause a Participant to be the recipient of an excess parachute payment within the meaning of Section 280G(b) of the Code, the  amount of the payments to be made to Participant pursuant to this Plan shall be reduced to an amount equal to 299% of Participant’s “base amount” within the meaning of Section 280G of the Code.  The manner in which such reduction occurs, including the items of payment and amounts thereof to be reduced, shall be determined by the Company.

(e)
This Plan in no way alters the fact that all employees of the Company are employed at-will and may be terminated at any time for any reason, with or without cause or prior notice.  This Plan does not constitute a contract of employment or change the Company’s policies regarding termination of employment.

Having been adopted by the Compensation Committee of the Company’s Board of Directors on March 1, 2011, effective as of  June 11, 2011, this Plan is executed by a duly authorized officer this 11th day of March, 2011.

AMCOL INTERNATIONAL CORPORATION By: /s/ James W. Ashley, Jr. Its: Corporate Secretary